EXHIBIT E
The introductory, first full paragraph of Exhibit G to the Schedule 13D is hereby amended and restated in its entirety to read as follows:
LGEC and LGEI engaged in the following transactions in Shares of the Company during the past 60 days. All transactions involved purchases of Shares by LGEI on the NASDAQ Stock Market.